Exhibit 99.1

Northwest Biotherapeutics, Inc. 4800 Montgomery Lane Suite 800 Bethesda, MD 20814	t (240) 497-9024 f (240) 627-4121	www.nwbio.com NASDAQ: NWBO

Media Contacts:

Les Goldman 202-841-7909	Beverly Jedynak 312-943-1123
lgoldman@nwbio.com	bjedynak@janispr.com

NW BIO ANNOUNCES ABOVE-MARKET CONVERSION OF ITS

$11.6 MILLON DEBT TO ITS MANUFACTURER, COGNATE BIOSERVICES

Conversion Shares Also Subject To 18-Month Lock-Up Agreement

BETHESDA, MD, July 31, 2013 -- Northwest Biotherapeutics (NASDAQ: NWBO)(NW Bio), a biotechnology company developing non-toxic DCVax® personalized immune therapies for solid tumor cancers, announced today an agreement with the contract manufacturer of its vaccine, Cognate BioServices, Inc. (Cognate), to convert the $11.6 million of accounts payable to Cognate into shares of NW Bio common stock at a price of $4.00 per share. These conversions cover accounts payable from Q4 2012 through July of 2013.

To assure that these shares will not be a factor in the market for an extended period of time, the Company and Cognate also entered into a lock-up agreement pursuant to which Cognate agreed to an 18-month lock-up of these conversion shares. Under the lock-up, the shares cannot be sold or traded.

Cognate has provided manufacturing and regulatory assistance to NW Bio in the US since 2004, in Israel since 2008 and in Europe since 2010. Cognate is a leading specialist in cellular products for both immune therapies and regenerative medicine. In addition to manufacturing, Cognate’s services cover all aspects of product design, manufacturing process design, assay development (for testing of product potency, composition, etc.), development of Standard Operating Procedures and other key operating documents, quality control and quality assurance, cryopreservation processing, multi-year frozen storage and banking, technology transfer and personnel training, and all aspects of product distribution and logistics to the point of care.

Cognate’s team has been responsible for the product aspects of two dozen INDs (clinical trial applications), ranging from Phase I through Phase III trials, in both the US and Europe, with diverse cell types for diverse disease applications, and with all of these INDs approved on first submission to the respective regulators. Cognate shares common ownership with NW Bio (by Toucan Capital), and as such is an affiliate of NW Bio under the securities laws.

Cognate’s willingness to provide favorable terms and to accept a substantial portion of its billings in NW Bio stock has enabled NW Bio to reduce its cash burn while building its operations in Europe as well as the US, and while aggressively pursuing two major clinical programs (both DCVax-L and DCVax-Direct) simultaneously.

On a going forward basis, NW Bio and Cognate agreed to establish a regular ongoing arrangement for payment of at least half of each invoice in stock and the remainder in cash, at $4.00 per share. The arrangement will continue until terminated by mutual agreement.

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe. The Company has a broad platform technology for DCVax dendritic cell-based vaccines. The Company’s lead program is a 312-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM). GBM is the most aggressive and lethal form of brain cancer. The Company is also under way with a 60-patient Phase I/II trial with DCVax-Direct for all inoperable solid tumor cancers, with a primary efficacy endpoint of tumor regression. The Company previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer. The Company also conducted a Phase I/II trial with DCVax for metastatic ovarian cancer together with the University of Pennsylvania.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” "plan," "continue," "may," "will," "anticipate," and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as the Company’s ability to raise additional capital, risks related to the Company’s ability to enroll patients in its clinical trials and complete the trials on a timely basis, the uncertainty of the clinical trials process, uncertainties about the timely performance of third parties, and whether the Company’s products will demonstrate safety and efficacy. Additional information on these and other factors, including Risk Factors, which could affect the Company’s results, is included in its Securities and Exchange Commission (“SEC”) filings. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. You should not place undue reliance on any forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

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